Contact:                                                              For Media:

Chuck Soponis                                                      Joan Kureczka
Chief Executive Officer                               Kureczka/Martin Associates
Oragenics, Inc.                                                   (415) 821-2413
(386) 418-4018                                             Jkureczka@comcast.net

FOR IMMEDIATE RELEASE

                  ORAGENICS ANNOUNCES SUCCESSFUL MANUFACTURING
                               OF NOVEL ANTIBIOTIC

           Company Advances Mutacin 1140 into Preclinical Development

ALACHUA, FL (April 4, 2005): Oragenics, Inc. (AMEX:ONI) today announced that the company has developed a proprietary manufacturing process for its novel antibiotic drug candidate, Mutacin 1140, which overcomes a previous hurdle to that molecule's development. The company said that it can now manufacture Mutacin 1140 in sufficient quantities to enable Oragenics to conduct preclinical studies needed to enable the filing of an Investigational New Drug (IND) application for that compound. Mutacin 1140 is a novel peptide antibiotic.

Chuck Soponis, Oragenics chief executive officer commented, "Previously this peptide has been difficult to produce in sufficient quantities to permit its preclinical and clinical development --either synthetically, because of its complex chemical structure or through standard fermentation methods. Now we have solved this production challenge and can move forward with the necessary preclinical studies over the next 15 to 18 months to support the filing of an IND for Mutacin 1140."

About Oragenics

Oragenics, Inc. is an early stage biotechnology company focused on the development and licensure of innovative products and technologies for improving human health. The company's lead product is a novel oral rinse for the prevention of tooth decay, which is anticipated to enter clinical trials in 2005. The company is also developing a novel antibiotic with broad-spectrum activity against gram-positive bacteria and a probiotic product aimed at maintaining oral health. The company is headquartered in Alachua, Florida. For more information about Oragenics, please consult the company's website at www.oragenics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements which reflect Oragenics' current views with respect to future events and financial performance. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words "believe", "expect", "anticipate", "intend", "estimate", "project" and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are

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subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to (1) the ability to successfully complete development and commercialization of Oragenics' Replacement Therapy for prevention of tooth decay, novel antibiotic, and probiotic product for oral health; (2) the ability to produce Mutacin 1140 in commercial quantities; (3) the ability to obtain substantial additional funding; (4) the ability to develop and commercialize products before our competitors do; (5) the ability to develop commercial products with the in-licensed technology; and (6) other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

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